Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made as of December 23, 2021 by and among James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust Dated December 7, 2006 (the “Schladen Family Trust”), James Henry Schladen, an individual (“J. Schladen”), Victoria Ann Schladen, an individual (“V. Schladen” and, together with the Schladen Family Trust and J. Schladen, the “Covenantors”), Arcadia Products, LLC, a Colorado limited liability company (the “Company”), and DMC Global Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, Arcadia, Inc. (“Arcadia”) and the Schladen Family Trust are parties to that certain Equity Purchase Agreement by and among Parent, the Schladen Family Trust, J. Schladen, V. Schladen and certain other parties, dated December 16, 2021 (the “Purchase Agreement”);

WHEREAS, J. Schladen and V. Schladen are trustees of the Schladen Family Trust;

WHEREAS, the Covenantors recognize Parent’s interests in acquiring and protecting, among other things, the Company’s relationships with customers, suppliers and others, and the goodwill associated with its ongoing business; and

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, and to enable Parent to secure more fully the benefits of such transactions, the Covenantors have agreed to enter into this Agreement, and the Covenantors are entering into this Agreement in order to induce Parent to consummate the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and in the Purchase Agreement, Parent, the Company and the Covenantors agree as follows:

Article I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1              Definitions.

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this Agreement, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Business” means the business and operations carried on by the Company as of the Closing Date (as defined in the Purchase Agreement).

“Business Day” means a day other than any day on which banks are authorized or obligated by Legal Requirements or executive order to close in Denver, Colorado or New York, New York.

“Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Company or its Subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Company or its Subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information that (i) is publicly known as of the date hereof, (ii) has been independently developed and disclosed by parties other than the Company and its Subsidiaries and their respective directors, officers, employees, consultants, members, shareholders, agents, advisors, representatives and Affiliates, (iii) becomes available to a Covenantor on a non-confidential basis after the date hereof from a source who is not known to Covenantor to be violating an obligation of confidentiality owed to the Company or its Subsidiaries with respect thereto, or (iv) otherwise enters the public domain after the date hereof other than as a result of a Covenantor’s breach of this Agreement.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Legal Requirement” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust, joint venture or other entity or organization.

“Prohibited Period” means the period from the date of this Agreement until the fifth anniversary of the date of this Agreement.

“Restricted Area” means the U.S. states and territories in which the Company has carried out the Business or sold products in the two (2) years prior to the Closing Date.

“Restricted Employee” means any individual who on the Closing Date is an employee of Parent, the Company, its Subsidiaries or their respective Affiliates.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

1.2              Rules of Construction. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The word “or” is not exclusive. The words “include”, “includes” and “including”, in each instance in which any of such words appears herein, shall be deemed to be followed by the phrase “without limitation”. The words “shall” and “will” are used interchangeably and have the same meaning. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). All recitals and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of any party under, this Agreement. Any reference to value in this Agreement shall be measured in United States dollars.

Article II
RESTRICTIVE COVENANTS

2.1              Non-Competition; Non-Solicitation.

(a)               Subject to the exceptions set forth in Section 2.1(b), each Covenantor expressly covenants and agrees that during the Prohibited Period (i) such Covenantor will not, and will cause its respective Affiliates not to, carry on or engage in (other than through and on behalf of, and for the sole benefit of, Parent, the Company, its Subsidiaries and their respective Affiliates), directly or indirectly, the Business or any part thereof in the Restricted Area, and (ii) such Covenantor will not, and such Covenantor will cause its respective Affiliates not to, directly or indirectly, engage or invest in, own, manage, operate, join, finance or control, or participate in the ownership, management, operation, finance or control of, or become an employee of, partner in, investor, lender, advisor, director, consultant, owner or member of (or an independent contractor to), associated with or in any manner connected or affiliated with, or render services or advice to, any Person (other than Parent, the Company, its Subsidiaries and their respective Affiliates) engaged in the Business or any part thereof within the Restricted Area as of the Closing Date (a “Competing Business”).

(b)               Notwithstanding the restrictions contained in Section 2.1(a), no Covenantor or any of its Affiliates shall be prohibited from owning (i) an aggregate of up to five percent (5%) of the outstanding stock of a corporation (including a Competing Business) that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Covenantor or such Affiliate, as applicable, has no power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management, strategy or business of such corporation or (ii) shares of common stock or preferred stock of Parent.

2.2              Each Covenantor further expressly covenants and agrees that during the Prohibited Period such Covenantor will not, and such Covenantor will cause its Affiliates not to, directly or indirectly (whether as an employee, agent, contractor or otherwise), (i) induce or attempt to induce any Restricted Employee to leave the employ of Parent, the Company, its Subsidiaries or their respective Affiliates; (ii) in any way interfere with the relationship between Parent, the Company, its Subsidiaries or their respective Affiliates, on the one hand, and any Restricted Employee on the other hand; (iii)  canvass, solicit, approach or contact with a view to the engagement or employment of any Person who is a Restricted Employee; (iv) employ, or otherwise engage as an employee, independent contractor or otherwise, any Restricted Employee in any Competing Business of such Covenantor or its Affiliates located in a State other than the State of California (to the extent the restriction imposed by this clause (iv) is permitted by the laws of that State); or (v) in each case, in connection with a Competing Business, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Parent, the Company, its Subsidiaries or their respective Affiliates any Person who is a customer, supplier, licensee or business relation of Parent, the Company, its Subsidiaries or their respective Affiliates with respect to the Business in the Restricted Area, or induce or attempt to induce any such Person to cease or reduce the extent of doing business with Parent, the Company, its Subsidiaries or their respective Affiliates with respect to the Business in the Restricted Area, or in any way interfere with the relationship between Parent, the Company, its Subsidiaries or their respective Affiliates, on the one hand, and any customer, supplier, licensee or business relation of Parent, the Company, its Subsidiaries or their respective Affiliates, on the other hand, with respect to the Business in the Restricted Area; provided, however, that the foregoing restrictions shall not apply to general advertisements of employment opportunities which are not targeted at any employee(s) or the hiring of persons who respond to any such general advertisements without any other encouragement, inducement, attempted inducement, recruitment, solicitation or attempted solicitation (or any action attempting to achieve the foregoing) by (or on behalf of) any Covenantor.

2.3              Relief. Each Covenantor acknowledges that the covenants made by such Covenantor in this Article II are made to and for the express benefit of, and may be enforced by, each of Parent and the Company. Each Covenantor also acknowledges that money damages would not be a sufficient remedy for any breach of this Article II by any Covenantor. All remedies, either under this Agreement or by law or otherwise afforded to Parent, the Company, its Subsidiaries or their respective Affiliates, shall be cumulative and not alternative. The Covenantors agree that in the event of any breach or threatened breach by any Covenantor of any provision of this Article II, Parent and the Company shall each be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of this Article II; and (ii) an injunction restraining such breach or threatened breach. In addition, Parent, the Company, its Subsidiaries and their respective Affiliates shall be entitled to all damages or other relief for breach by the Covenantors, as may be awarded by a court of competent jurisdiction to Parent, the Company, its Subsidiaries or their respective Affiliates.

2.4              Reasonableness; Enforcement. Each Covenantor hereby represents to Parent and to the Company that it has read and understands, and agrees to be bound by, the terms of this Article II. Each Covenantor acknowledges that (a) this Agreement is an express incentive for Parent to enter into the Purchase Agreement and to consummate the transactions contemplated thereby; (b) such Covenantor is being provided with the opportunity directly and/or indirectly to receive substantial financial benefit as a result of the Purchase Agreement and the transactions contemplated thereby; and (c) the geographic scope and duration of the covenants contained in this Article II are the result of arm’s-length bargaining, do not impose any greater restraint than is necessary to protect the legitimate business interests of Parent in connection with its acquisition of the Company and its Subsidiaries and conduct of the Business and are fair and reasonable in light of (i) the nature and geographic scope of the Company’s and its Subsidiaries’ existing operations in the Business, (ii) the fact that Parent and its Affiliates have operations throughout the Restricted Area and have invested significant time and resources, including in connection with the acquisition of the Company and its Subsidiaries, in pursuit of their strategy to engage in the Business throughout the Restricted Area and (iii) the amount of Confidential Information that the Covenantors possess. It is the desire and intent of the parties that the provisions of this Article II be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, the parties hereby waive any provision of applicable Legal Requirements that would render any provision of this Article II invalid or unenforceable.

2.5              Reformation. Each Covenantor agrees that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article II would cause irreparable injury to Parent, the Company, its Subsidiaries and their respective Affiliates. J. Schladen and V. Schladen each further understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the Restricted Area during the Prohibited Period, but acknowledges that his or her skills are such that he or she can be gainfully employed in non-competitive employment, and that the restrictions in this Article II will not prevent him or her from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable or overly broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court of competent jurisdiction making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, each Covenantor intends to make this provision enforceable under the law or laws of all applicable States and other jurisdictions so that this Agreement, as prospectively modified, shall remain in full force and effect and shall not be rendered void or illegal.

2.6              Confidentiality. Each Covenantor agrees that it shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Restricted Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Parent, the Company, its Subsidiaries or their respective Affiliates), except (i) in the performance of their obligations under the Purchase Agreement; (ii) in the course of rendering services to Parent, the Company, its Subsidiaries or their respective Affiliates in such Covenantor’s capacity as an officer, director or employee; (iii) when required to do so by subpoena, order, judgment, decree or other mandate of a court of competent jurisdiction, by any governmental agency having authority over the Covenantor or the Business or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Covenantor to divulge, disclose or make accessible such information (an “Order”); provided, that in the case of any disclosure of Confidential Information pursuant to an Order, (A) the Covenantor agrees to provide Parent with reasonably prompt, written notice of any such Order (where legally permitted) and to reasonably assist Parent, at Parent’s expense, in asserting any legal challenges to or appeals of such Order that Parent in its sole but reasonable discretion pursues, and (B) in complying with any such Order, Covenantor shall limit his, her or its disclosure only to the Confidential Information that is expressly required to be disclosed by such Order; or (b) use any Confidential Information for the benefit of any Person (other than Parent, the Company, its Subsidiaries or their respective Affiliates).

Article III
MISCELLANEOUS

3.1              Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to any Covenantor:
[***]

[***]
Attention: James Henry Schladen and Victoria Ann Schladen
Email: [***]
Facsimile No.: [______________]

with a copy to:

Proskauer Rose LLP

2029 Century Park East

Suite 2400

Los Angeles, CA 90067-3010

Attention: Mitchell M. Gaswirth; Ben D. Orlanski;

Matthew S. O’Loughlin

Email: [***]; [***];

[***]

Facsimile No.: (310) 557-2193

If to Parent or to the Company:	DMC Global Inc.

11800 Ridge Parkway
Suite 300
Broomfield, CO 80021
Attention: Michelle Shepston, Chief Legal Officer
Email: [***]
Facsimile No.: (303) 604-1897

with a copy to:	Davis Graham and Stubbs LLP

1550 17th Street
Suite 500
Denver, CO 80202
Attention: John A. Elofson and Mark C. Bussey
Email: [***] and [***]
Facsimile No.: (303) 893-1379

3.2              Applicable Law; Submission to Jurisdiction; Attorneys’ Fees; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

(b)               With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in New Castle County, Delaware.

(c)               If any legal action or other legal proceeding relating to this Agreement or the enforcement of any term of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(d)               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3              No Waiver. No failure by any party hereto at any time to give notice of any breach by any other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

3.4              Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

3.5              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (including in PDF format) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.6              Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties.

3.7              Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

3.8              Modification; Waiver. No modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

3.9              Covenantors’ Representations and Warranties. The Covenantors, jointly and severally, represent and warrant to Parent and the Company as follows:

(a)               (i) each Covenantor has full power, authority and capacity to execute and deliver, and to perform all of his, her or its obligations under, this Agreement; and (ii) neither the execution and delivery of this Agreement nor the performance of this Agreement will result in a violation or breach of: (A) any agreement or obligation by which such Covenantor is or may be bound; or (B) any law, rule or regulation;

(b)               the restrictions imposed upon each Covenantor under this Agreement are reasonable; and

(c)               each Covenantor (i) has consulted with or has had the opportunity to consult with independent counsel of his, her or its own choice concerning this Agreement and has been advised to do so by Parent; and (ii) has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her, his or its own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COVENANTORS”

/s/ James Henry Schladen
James Henry Schladen

/s/ Victoria Ann Schladen
Victoria Ann Schladen

James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust dated December 7, 2006

/s/ James Henry Schladen
James Henry Schladen, Trustee

/s/ Victoria Ann Schladen
Victoria Ann Schladen, Trustee

“COMPANY”

Arcadia Products, LLC, a Colorado limited liability company

By:	/s/ Michelle Shepston
Name:	Michelle Shepston
Title:	Vice President and Secretary

“PARENT”

DMC Global Inc., a Delaware corporation

By:	/s/ Michael Kuta
Name:	Michael Kuta
Title:	Chief Financial Officer

SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT